Filed pursuant to Rule 424(b)(3)
Registration No. 333-239185
PROSPECTUS SUPPLEMENT NO. 13
(to Prospectus dated July 17, 2020)

Nikola Corporation

Up to 53,390,000 Shares of Common Stock
Up to 23,890,000 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement supplements the prospectus dated July 17, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-239185). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on March 5, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the issuance by us of up to an aggregate of up to 23,890,000 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 890,000 shares of Common Stock that are issuable upon the exercise of 890,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of VectoIQ and (ii) up to 23,000,000 shares of Common Stock that are issuable upon the exercise of 23,000,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of VectoIQ.

The Prospectus and this prospectus supplement also relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 53,390,000 shares of Common Stock (including up to 890,000 shares of Common Stock that may be issued upon exercise of the Private Warrants) and (ii) up to 890,000 Private Warrants.

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “NKLA”. On March 4, 2021, the closing price of our Common Stock was $16.03. Our warrants were traded on the Nasdaq Global Select Market under the symbol “NKLAW”; however, the warrants ceased trading on the Nasdaq Global Select Market and were delisted following their redemption.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 5, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2021
Nikola Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38495 (Commission File Number)	82-4151153 (I.R.S. Employer Identification No.)
    4141 E Broadway Road
    Phoenix, AZ    85040
    (Address of principal executive offices)    (Zip Code)

(480) 666-1038
(Registrant’s telephone number,
including area code)

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Nikola Corporation (the “Company”) has established June 8, 2021 as the date for its 2021 annual meeting of stockholders (the “Annual Meeting”).

A stockholder proposal not included in the proxy statement for the Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Company’s Secretary at its principal executive offices and otherwise complies with the provisions of the Company’s Amended and Restated Bylaws (the “Bylaws”). To be timely, the Bylaws provide that the Company must have received the stockholder’s notice not more than 120 days nor less than 90 days before the one year anniversary of the date of the Company’s proxy statement provided in connection with the prior year’s annual meeting of stockholders. However, if the Company did not hold an annual meeting in the prior year or if the current year’s annual meeting is held more than 30 days before or after the one year anniversary of the prior year’s annual meeting, then the Company must receive the stockholder’s notice by the close of business on the later of (i) 90 days before the current year’s annual meeting and (ii) 10 days after public announcement of the current year’s annual meeting date. For the Annual Meeting, stockholders must submit written notice to the Secretary in accordance with the Bylaws no later than the close of business on March 15, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2020

NIKOLA CORPORATION

By:	/s/ Britton M. Worthen
Britton M. Worthen
Chief Legal Officer and Secretary